Exhibit 99.1

Kintara Therapeutics Announces Review of Strategic Alternatives

- Ladenburg Thalmann Hired as Financial advisor -

SAN DIEGO, December 7, 2023/PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced that its Board of Directors has initiated a process to explore and review a range of strategic alternatives focused on maximizing stockholder value.

Kintara has engaged Ladenburg Thalmann & Co. Inc. to act as financial advisor for this process. There can be no assurance that this exploration of strategic alternatives will result in the Company entering or completing any transaction. Kintara does not intend to make any further disclosures regarding the strategic review process unless and until a specific course of action is approved.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara develops therapeutics for clear unmet medical needs with reduced risk development programs. The Company’s lead program is REM-001 Therapy for cutaneous metastatic breast cancer (CMBC).

Kintara has a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 Therapy, which consists of the laser light source, the light delivery device, and the REM-001 drug product, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications.

For more information, please visit www.kintara.com or follow us on X at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s review of strategic alternatives and the Company’s ability to complete any transaction as a result of the strategic review process. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the status of the Company’s clinical trials; the topline results of the GBM AGILE Study; the Company’s review of strategic alternatives; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; and global unrest. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2023, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors:
Robert E. Hoffman

Kintara Therapeutics

rhoffman@kintara.com